Exhibit 99.2

Electromed, Inc.

FY 2015 Q2 Letter to Shareholders

Making life’s important moments possible – one breath at a time.

To our shareholders

I am pleased once again to provide an update on Electromed’s progress through the first half of fiscal year 2015. We have made significant strides in putting the Company on a solid foundation to grow revenue and produce sustained profitability. In the second quarter of fiscal 2015, the Company reported revenue of $4.88 million, a 39% increase over the second quarter of fiscal 2014, and net income of $423,000, or $0.05 per basic and diluted share.  This is the third consecutive quarter of revenue growth and profitability for Electromed, a significant achievement for the entire Company.

Gross margin was 69.7% in the second quarter, down slightly from the second quarter of fiscal 2014 due to an impairment charge taken on tooling that became obsolete during the quarter as a result of our SQL manufacturing cost reduction initiative. We are making steady progress to bring manufacturing costs for the SQL product roughly in line with our previous product. Operating expenses were well managed, increasing 5.9% compared to the year-earlier second quarter, despite the much higher rate of revenue growth. This enabled us to report a solid profit in the quarter. In the second quarter of fiscal 2015, we again produced positive cash flow from operations and added to our cash on hand.

There were several factors that contributed to our strong revenue growth in the second quarter:  additional payer contracts, a higher approval percentage on referrals, a higher average selling price and higher referrals. In particular, additional payer contracts in certain situations provide an opportunity for our reimbursement team to obtain approvals on older referrals providing a boost to revenues.

As we move forward, it will be essential that our sales team increases the number of new referrals as the revenue stream from older referrals will begin to decline.  To assist the sales organization, we have implemented several initiatives including a more structured approach to territory management, additional training and added an inside sales position to assist in new lead generation.

While the home care market provided all revenue growth in the second quarter, we continue to see opportunities in the institutional market.  This market consists of the hospitals and clinics at which our patients receive their diagnosis and are often introduced to a high frequency chest wall oscillation (HFCWO) product such as our SmartVest.  Increased penetration in this segment should enhance the likelihood that a patient will receive therapy using one of our products which increases the probability they will use that same product once they are discharged and return home.

SQL continues to receive positive feedback from physicians, clinicians and patients, and we believe it is the most attractive HFCWO product in the market. We’ve continued our history of innovation by offering a smaller, quieter and lighter product and combined this with our previous generation’s open system design with active inflate-active deflate. We believe this product offering is the most comfortable and easiest to use leading to improved therapy adherence and improved quality of life.

A great product is no guarantee of success in the market as physicians and clinicians may be comfortable with a competitive product and prescribe it as a matter of familiarity.  It can take time to gain traction in a clinic in which a competitive product is entrenched and thus, progress can be difficult to predict.  That said, we believe we have compelling product and service offerings for patients and health care professionals and we will market to those advantages.

We believe the overall market for HFCWO devices is set to grow at a consistent rate as the population ages and more patients are diagnosed with compromised airway clearance as a result of bronchiectasis, chronic obstructive pulmonary disease (COPD) and neuromuscular conditions, all of which can benefit from HFCWO therapy.  At the same time, the market will continue to be highly competitive and reimbursement will remain a challenge as health care cost containment is a high priority.

We have clearly made major progress over the last several quarters in executing our strategies to bring the Company back to solid profitability and revenue growth.  In the second half of fiscal 2015, our focus continues to be on improving sales execution, adding new clinics and hospitals to our list of prescribing facilities, reducing SQL manufacturing costs and continuing to be a leader in customer service and satisfaction. We are well aware that significant challenges remain and we will have to continue to execute at a high level to maintain our momentum. I believe our team is up to the task.

I am grateful to the patients who have entrusted us with each breath, the physicians and clinicians who have taken the time to learn the benefits of our device and the Electromed employees who come to work every day with the goal of making patients’ lives more fulfilling and enjoyable.  I am also grateful for the ongoing support of you, our shareholders, and I look forward to connecting with you again next quarter.

Thank you, shareholders, for your continued support.

Sincerely,

Kathleen Skarvan

Chief Executive Officer

Cautionary Statements

Certain statements found in this letter may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this letter include the Company’s beliefs and expectations regarding the benefits of the Company’s SQL product, the market acceptance and general appeal of the Company’s products, referral and approval trends, sales growth and profitability goals, financial and operational performance, cost reductions, efficiencies in manufacturing and sourcing, the regulatory environment surrounding the Company’s medical devices, and the Company’s strategic goals and focus for future periods. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, our ability to effectively control costs, and our ability to obtain credit as needed, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.